EXHIBIT 99.2
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Mercer Insurance Group, Inc.
We have audited the accompanying consolidated balance sheets of Mercer Insurance Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercer Insurance Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 16, 2011

99.2-1

MERCER INSURANCE GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2010 and 2009
(Dollars in thousands, except share amounts)

	2010	2009
Assets
Investments, at fair value:
Fixed-income securities, available for sale, at fair value (cost $376,060 and $348,635, respectively)	$397,130	365,464
Equity securities, at fair value (cost $8,212 and $7,516, respectively)	10,691	9,484
Short-term investments, at cost, which approximates fair value	9,849	—

Total investments	417,670	374,948

Cash and cash equivalents	16,345	39,927
Premiums receivable	35,172	36,405
Reinsurance receivables	72,905	79,599
Prepaid reinsurance premiums	6,331	5,871
Deferred policy acquisition costs	18,192	18,876
Accrued investment income	4,261	4,287
Property and equipment, net	20,316	21,516
Deferred income taxes	3,141	4,941
Goodwill	5,416	5,416
Other assets	3,846	3,568

Total assets	$603,595	595,354

Liabilities and Equity
Liabilities:
Losses and loss adjustment expenses	$304,641	311,348
Unearned premiums	73,793	76,601
Accounts payable and accrued expenses	11,685	12,150
Other reinsurance balances	12,906	12,386
Trust preferred securities	15,609	15,592
Advances under line of credit	3,000	3,000
Other liabilities	4,411	4,069

Total liabilities	426,045	435,146

Stockholders’ Equity:
Preferred stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,126,233 and 7,074,333 shares, outstanding 7,000,009 and 6,883,498 shares	—	—
Additional paid-in capital	73,386	72,139
Accumulated other comprehensive income	15,315	12,220
Retained Earnings	98,481	86,101
Unearned ESOP shares	(1,253)	(1,878)
Treasury stock, 632,391 and 632,076 shares	(8,379)	(8,374)

Total stockholders’ equity	177,550	160,208

Total liabilities and stockholders’ equity	$603,595	595,354

See accompanying notes to consolidated financial statements.

99.2-2

MERCER INSURANCE GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
Years ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share data)

	2010	2009	2008
Revenue:
Net premiums earned	$135,964	140,413	152,577
Investment income, net of expenses	13,878	14,198	13,936
Net realized investment (losses) gains:
Other-than-temporary impairments (none recognized in Other Comprehensive Income)	(115)	(807)	(6,204)
Other net realized investment gains (losses)	1,901	1,428	(868)

Total net realized investment gains (losses)	1,786	621	(7,072)
Other revenue	1,930	2,080	2,021

Total revenue	153,558	157,312	161,462

Expenses:
Losses and loss adjustment expenses	83,737	86,142	95,219
Amortization of deferred policy acquisition costs (related party amounts of $1,060, $1,082 and $1,063, respectively)	37,091	38,805	41,684
Other expenses	10,181	12,090	12,851
Interest expense	1,419	1,423	1,318
Merger-related expenses	314	—	—

Total expenses	132,742	138,460	151,072

Income before income taxes	20,816	18,852	10,390

Income taxes	6,080	5,031	2,156

Net income	$14,736	13,821	8,234

Net income per common share:
Basic	$2.34	2.23	1.32
Diluted	$2.28	2.18	1.30
See accompanying notes to consolidated financial statements.

99.2-3

MERCER INSURANCE GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

				Accumulated
			Additional	Other		Unearned
	Preferred	Common	paid-in	comprehensive	Retained	ESOP	Treasury
	stock	stock	capital	income	earnings	shares	stock	Total
Balance, December 31, 2007	$—	—	70,394	4,896	67,613	(3,131)	(6,366)	133,406
Net income					8,234			8,234
Unrealized gains on securities:
Unrealized holding losses arising during period, net of related income tax benefit of $3,156				(6,126)				(6,126)
Less reclassification adjustment for losses included in net income, net of related income tax benefit of $1,895				3,678				3,678
Defined benefit pension plan, net of related income tax expense of $24				46				46

Other comprehensive loss								(2,402)

Comprehensive income								5,832

Stock compensation plan amortization			547					547
Tax benefit from stock compensation plan			40					40
ESOP shares committed			388			626		1,014
Treasury stock purchased							(1,860)	(1,860)
Dividends to shareholders					(1,709)			(1,709)

Balance, December 31, 2008	$—	—	71,369	2,494	74,138	(2,505)	(8,226)	137,270

Net income					13,821			13,821
Unrealized losses on securities:
Unrealized holding gains arising during period, net of related income tax expense of $5,072				9,846				9,846
Less reclassification adjustment for gains included in net income, net of related income tax expense of $35				(68)				(68)
Defined benefit pension plan, net of related income tax benefit of $27				(52)				(52)

Other comprehensive income								9,726

Comprehensive income								23,547

Stock compensation plan amortization			345					345
Tax benefit from stock compensation plan			33					33
ESOP shares committed			392			627		1,019
Treasury stock purchased							(148)	(148)
Dividends to shareholders					(1,858)			(1,858)

Balance, December 31, 2009	$—	—	72,139	12,220	86,101	(1,878)	(8,374)	160,208

Net income					14,736			14,736
Unrealized gains on securities:
Unrealized holding gains arising during period, net of related income tax expense of $2,259				4,385				4,385
Less reclassification adjustment for gains included in net income, net of related income tax expense of $643				(1,249)				(1,249)
Defined benefit pension plan, net of related income tax benefit of $21				(41)				(41)

Other comprehensive income								3,095

Comprehensive income								17,831

Stock compensation plan amortization			101					101
Tax expense from stock compensation plan			(25)					(25)
ESOP shares committed			536			625		1,161
Treasury stock purchased							(5)	(5)
Issuance of common stock			635					635
Dividends to shareholders					(2,356)			(2,356)

Balance, December 31, 2010	$—	—	73,386	15,315	98,481	(1,253)	(8,379)	177,550

See accompanying notes to consolidated financial statements.

99.2-4

MERCER INSURANCE GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$14,736	13,821	8,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	3,101	3,168	2,232
Net amortization of premium	1,697	1,538	1,505
Amortization of restricted stock compensation	101	345	547
ESOP share commitment	1,161	1,019	1,014
Net realized investment gains	(1,786)	(621)	7,072
Deferred income tax	205	(137)	(907)
Change in assets and liabilities:
Premiums receivable	1,233	(2,240)	2,174
Reinsurance receivables	6,694	6,844	(2,599)
Prepaid reinsurance premiums	(460)	1,225	2,390
Deferred policy acquisition costs	684	1,317	335
Other assets	(558)	445	(2,723)
Losses and loss adjustment expenses	(6,707)	7,348	29,601
Unearned premiums	(2,808)	(3,807)	(7,616)
Other reinsurance balances	520	877	(3,225)
Other	(168)	(1,066)	550

Net cash provided by operating activities	17,645	30,076	38,584

Cash flows from investing activities:
Purchase of fixed income securities, available for sale	(96,556)	(81,850)	(57,552)
Purchase of equity securities	(2,619)	(1,793)	(3,569)
Purchase of short-term investments, net	(9,849)	—	—
Sale and maturity of fixed income securities, available for sale	69,270	62,260	43,119
Sale of equity securities	2,176	4,715	3,726
Purchase of property and equipment, net	(1,898)	(8,551)	(5,316)

Net cash used in investing activities	(39,476)	(25,219)	(19,592)

Cash flows from financing activities:
Purchase of treasury stock	(5)	(148)	(1,860)
Tax benefit (expense) from stock compensation plans	(25)	33	40
Proceeds from issuance of common stock	635	—	—
Dividends to shareholders	(2,356)	(1,858)	(1,709)

Net cash used in financing activities	(1,751)	(1,973)	(3,529)

Net increase (decrease) in cash and cash equivalents	(23,582)	2,884	15,463
Cash and cash equivalents at beginning of year	39,927	37,043	21,580

Cash and cash equivalents at end of year	$16,345	39,927	37,043

Cash paid during the year for:
Interest	$1,402	1,406	1,290
Income taxes	$6,680	4,420	3,900
See accompanying notes to consolidated financial statements.

99.2-5

MERCER INSURANCE GROUP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts or as otherwise expressed)
(1) Summary of Significant Accounting Policies
(a) Description of Business
Mercer Insurance Group, Inc. (MIG) and subsidiaries (collectively, the Group) includes Mercer Insurance Company (MIC), its subsidiaries Mercer Insurance Company of New Jersey, Inc. (MICNJ), Franklin Insurance Company (FIC), and BICUS Services Corporation (BICUS), and Financial Pacific Insurance Group, Inc. (FPIG) and its subsidiaries Financial Pacific Insurance Company (FPIC) and Financial Pacific Insurance Agency (FPIA), which is currently inactive. FPIG also holds an interest in three statutory business trusts that were formed for the purpose of issuing Floating Rate Capital Securities (see note 17).
The companies in the Group are operated under common management. The Group’s operating subsidiaries are licensed collectively in twenty two states, but are currently focused on doing business in six states; Arizona, California, Nevada, New Jersey, Oregon and Pennsylvania. MIC and MICNJ write a limited amount of business in New York to support accounts in adjacent states. FPIC holds an additional fifteen state licenses outside of the Group’s current focus area. Currently, only direct mail surety is being written in some of these states.
The Group’s business activities are separated into three operating segments, which are commercial lines of insurance, personal lines of insurance and the investment function. The commercial lines of business consist primarily of multi-peril and commercial auto coverage. These two commercial lines represented 60%, 60% and 62%, and 20%, 19% and 17%, respectively, of the Group’s net premiums written in 2010, 2009 and 2008. The personal lines business consists primarily of homeowners insurance in Pennsylvania and New Jersey and private passenger automobile insurance in Pennsylvania. These two personal lines represented 9%, 9% and 8%, and 3% , 4% and 4%, respectively, of the Group’s net premiums written in 2010, 2009 and 2008.
On November 30, 2010, MIG and United Fire & Casualty Company (“United Fire”) of Cedar Rapids, Iowa, issued a joint press release announcing that the Group had entered into an agreement and plan of merger with United Fire (the “Merger Agreement”) pursuant to which it will acquire all of the outstanding shares of MIG for $28.25 per share. The consummation of the merger is subject to United Fire receiving the appropriate regulatory approvals from state insurance regulators, the approval of the Group’s shareholders, and other terms and conditions set forth in the Merger Agreement. The Merger Agreement was unanimously approved by the Board of Directors of MIG.
(b) Consolidation Policy and Basis of Presentation
The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP), which differ in some respects from those followed in reports to insurance regulatory authorities. The insurance subsidiaries within the Group participate in a reinsurance pooling arrangement (the Pool) whereby each insurance affiliate’s underwriting results are combined and then distributed proportionately to each participant. Each insurer’s share in the Pool is based on their respective statutory surplus as of the beginning of each year. The effects of the Pool as well as all other significant intercompany accounts and transactions have been eliminated in consolidation.
(c) Use of Estimates
The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include liabilities for losses and loss adjustment expenses, deferred policy acquisition costs, reinsurance, goodwill impairment, deferred income tax assets and investment valuation and assessment of other than temporary impairment of investments. Actual results could differ from those estimates.

99.2-6

(d) Concentration of Risk
The Group’s business is subject to concentration risk with respect to geographic concentration. Although the Group’s operating subsidiaries are licensed collectively in twenty two states, direct premiums written for three states, California, New Jersey and Pennsylvania, constituted 52%, 30% and 10% of the 2010 direct premium written, 52%, 30% and 9% of the 2009 direct premium written, and 54%, 28%, and 8% of the 2008 direct premium written, respectively. Consequently, changes in the California, New Jersey or Pennsylvania legal, regulatory or economic environment could adversely affect the Group.
For the years ending December 31, 2010, 2009 and 2008, there were no agents in the Group that individually produced greater than 5% of the Group’s direct written premiums.
(e) Investments
Due to periodic shifts in the portfolio arising from income tax planning strategies and asset-liability matching, as well as the need to be flexible in responding to changes in the securities markets and economic factors, management considers the entire portfolio of fixed-income securities as available for sale. Fixed-income securities available for sale are stated at fair value. Equity securities are carried at fair value. Unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in stockholders’ equity as a component of accumulated other comprehensive income and, accordingly, have no effect on net income.
Interest on fixed-income securities is credited to income as it accrues on the principal amounts outstanding, adjusted for amortization of premiums and accretion of discounts computed utilizing the effective interest rate method. Premiums and discounts on mortgage-backed securities are amortized/accreted using anticipated prepayments with changes in anticipated prepayments, which are evaluated semi-annually, accounted for prospectively. The model used to determine anticipated prepayment assumptions for mortgage-backed securities uses separate home sale, refinancing, curtailment, and full pay-off components, derived from a variety of industry sources as determined by the Group’s third party fixed income securities manager.
Realized investment gains and losses are determined on the specific identification basis. An invested asset is considered impaired when its fair value declines below cost. The Group recognizes as a realized investment loss any impairment of a fixed maturity investment which is determined to be other-than-temporarily impaired because the present value of future cash flows expected to be collected from the security is less than the amortized cost of the security (i.e. a credit loss exists) or where the Group intends to sell or more-likely-than-not will be required to sell the security prior to recovering the security’s amortized cost basis. Impaired equity securities are other-than-temporarily impaired when it becomes apparent that the Group will not recover its cost over a reasonable period of time, in which case the impairment is recorded as a realized investment loss. Factors considered in determining whether a credit loss exists and over what period of time the security is expected to recover include the length of time and the extent to which fair value has been below cost, adverse conditions specifically related to the security, the industry or the geographic area, the financial condition and near-term prospects of the issuer, analysis and guidance provided by rating agencies and analysts, and changes in fair value subsequent to the balance sheet date. Where a realized investment loss is recognized for an impairment, the cost basis of the security is written down to fair value for equity securities and for fixed maturity investments where impairment is solely related to credit. Where a fixed income security is other-than-temporarily impaired and the impairment is not attributable to credit issues, this impairment loss, or portion of a larger impairment loss, is included within other comprehensive income. Subsequent recoveries in the fair value of other-than-temporarily impaired securities are recognized through the Statement of Earnings at disposition.
(f) Cash and Cash Equivalents
Cash and cash equivalents are carried at cost which approximates fair value. The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Cash and cash equivalents as of December 31, 2010 and 2009 include restricted cash of $57, consisting of funds held for surety bonds.

99.2-7

(g) Fair Values of Financial Instruments
The Group has used the following methods and assumptions in estimating its fair values:
Investments — The fair values for fixed-income securities available for sale are based on readily observable market data for similar securities or valuations based on models where significant inputs are observable. If not available, fair values are based on values obtained from investment brokers. Fair values for marketable equity securities are based on quoted market prices.
Cash and cash equivalents — The carrying amounts reported in the consolidated balance sheet approximate their fair values.
Premium and reinsurance receivables of paid losses — The carrying amounts reported in the consolidated balance sheet for these instruments approximate their fair values.
Trust preferred securities and line of credit obligations — The carrying amounts reported in the consolidated balance sheets for these instruments approximate their fair values.
Interest rate swaps — The estimated fair value of the interest rate swaps is based on valuations received from the financial institution counterparties.
(h) Reinsurance
The Group cedes insurance to unrelated insurers to limit its maximum loss exposure through risk diversification. Ceded reinsurance receivables and unearned premiums are reported as assets; loss and loss adjustment expense reserves are reported gross of ceded reinsurance credits, unless the reinsurance contract includes a right of offset. Premiums receivable is recorded gross of ceded premiums payable. An allowance for estimated uncollectible reinsurance is recorded based on an evaluation of balances due from reinsurers and other available information.
(i) Deferred Policy Acquisition Costs
Acquisition costs such as commissions, premium taxes, and certain other expenses which vary with and are primarily related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated net realizable value, which gives effect to premiums to be earned, anticipated investment income, loss and loss adjustment expenses, and certain other maintenance costs expected to be incurred as the premiums are earned. Future changes in estimates, the most significant of which is expected losses and loss adjustment expenses, may require adjustments to deferred policy acquisition costs.
(j) Property and Equipment
Property and equipment are carried at cost less accumulated depreciation calculated on the straight-line basis. Property is depreciated over useful lives generally ranging from five to forty years. Equipment is depreciated over three to ten years.
The Group has capitalized $1,369, $2,067 and $4,530 in software development costs, respectively, in 2010, 2009 and 2008. These costs are amortized over their useful lives, ranging from three to five years, from the dates the systems technology becomes operational. At December 31, 2010 and 2009, the unamortized cost of capitalized software was $6,904 and $7,615, respectively.
The carrying value of property and equipment is reviewed for recoverability including an evaluation of the estimated useful lives of such assets. Impairment is recognized only if the carrying amount of the property and equipment is not deemed recoverable. A change in the estimated useful lives of such assets is treated as a change in estimate and is accounted for prospectively.
Upon disposal of assets, the cost and related accumulated depreciation is removed from the accounts and the resulting gain or loss is included in income.

99.2-8

(k) Premium Revenue
Premiums include direct writings plus reinsurance assumed less reinsurance ceded to other insurers and are recognized as revenue over the period that coverage is provided using the daily pro-rata method. Audit premiums and premium adjustments are recorded when they are considered probable and adequate information exists to estimate the premium. Unearned premiums represent that portion of direct premiums written that are applicable to the unexpired terms of policies in force and is reported as a liability. Prepaid reinsurance premiums represent the unexpired portion of premiums ceded to reinsurers and is reported as an asset. Premiums receivable are reported net of an allowance for estimated uncollectible premium amounts. Revenue related to service fees is earned over the installment period. Agency commission and related fees are recognized based on the policy issue date.
(l) Losses and Loss Adjustment Expenses
The liability for losses includes the amount of claims which have been reported to the Group and are unpaid at the statement date as well as provision for claims incurred but not reported, after deducting anticipated salvage and subrogation. The liability for loss adjustment expenses is determined as a percentage of the liability for losses based on the historical ratio of paid adjustment expenses to paid losses by line of business.
Estimates of liabilities for losses and loss adjustment are necessarily based on estimates, and the amount of losses and loss adjustment expenses ultimately paid may be more or less than such estimates. Changes in the estimates for losses and loss adjustment expenses are recognized in the period in which they are determined.
(m) Share-Based Compensation
The Group can make grants of qualified (ISO’s) and non-qualified stock options (NQO’s), and non-vested shares (restricted stock) under its stock incentive plan. Stock options are granted at exercise prices that are not less than market price at the date of grant, vest over a period of three or five years, and are outstanding for a period of ten years for ISO’s and ten years and one month for NQO’s. Restricted stock grants vest over a period of three to five years.
The Group recognizes the expense in its financial statements based on the fair value of the grants on the grant date. The after-tax compensation expense recorded in the consolidated statements of earnings for stock options (net of forfeitures) for the years ended December 31, 2010, 2009 and 2008 was $69, $166, and $234 respectively. The after-tax compensation expense recorded in the consolidated statements of earnings for restricted stock (net of forfeitures) for the years ended December 31, 2010, 2009, and 2008 was $22, $110, and $195 respectively.
As of December 31, 2010, the Group has $44 of unrecognized total compensation cost related to non-vested stock options and restricted stock. That cost will be recognized over the remaining weighted-average vesting period of .75 years, based on the estimated grant date fair value.
(n) Income Taxes
The Group uses the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of the Group’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.
(o) Goodwill and Intangible Assets
Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Group determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The Group has two reporting units with goodwill as of December 31, 2010 and 2009. The Group performed the annual impairment tests as of December 31, 2010 and 2009, and the results indicated that the fair value of the reporting units exceeded their carrying amounts.
Intangible assets held by the Group have definite lives and the value is amortized on a straight-line basis over their useful lives, ranging from eight to fourteen years. The carrying amount of these intangible assets are regularly reviewed for indicators of impairments in value. Impairment is recognized only if the carrying amount of the intangible asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and the fair value of the asset.

99.2-9

(p) Derivative Instruments and Hedging Activities
The Group entered into three interest rate swap agreements to hedge against interest rate risk on its floating rate Trust preferred securities. Interest rate swaps are contracts to convert, for a period of time, the floating rate of the Trust preferred securities into a fixed rate without exchanging the instruments themselves.
The Group has designated the interest rate swaps as non-hedge instruments. Accordingly, the Group recognizes the fair value of the interest rate swaps as assets or liabilities on the consolidated balance sheets with the changes in fair value recognized in the consolidated statement of earnings. The estimated fair value of the interest rate swaps is based on valuations received from the financial institution counterparties.
(q) Earnings per Share
Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS reflects the effect of potentially dilutive securities. The denominator for basic and diluted EPS includes ESOP shares committed to be released.
(r) Recent Accounting Pronouncements
In December 2007, the Financial Accounting Standards Board (“FASB”) issued guidance on how in a business combination an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. In addition, it provides revised guidance on the recognition and measurement of goodwill acquired in the business combination, and provides guidance specific to the recognition, classification, and measurement of assets and liabilities related to insurance and reinsurance contracts acquired in a business combination. The guidance applies to business combinations for acquisitions occurring on or after January 1, 2009, and accordingly does not impact the Group’s previous transactions involving purchase accounting.
In February 2008, the FASB provided guidance which delayed the application of fair value measurement until January 1, 2009 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The delayed application did not have a material impact on the Group’s results of operations, financial condition, or liquidity.
In March 2008, the FASB issued guidance changing the disclosure requirements for derivative instruments and hedging activities and specifically requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on, derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The guidance is effective for financial statements issued for fiscal years beginning after November 15, 2008. The guidance did not have a material effect on the Group’s disclosures.
In April 2009, the FASB issued guidance relating to required disclosures concerning the fair value of financial instruments when a publicly traded company issues financial information for interim reporting periods. The requirements are effective for interim reporting periods ending after June 15, 2009. The disclosures required by the guidance have been included in the notes to the consolidated financial statements.
In April 2009, the FASB issued guidance modifying the requirements for recognizing other-than-temporarily impaired debt securities and significantly changes the existing impairment model for such securities. This guidance also modifies the presentation of other-than-temporary impairment losses. Such modifications include changing the amount of the other-than-temporary impairment that is recognized in earnings when there are credit losses on a debt security that the entity does not intend to sell and it is not more-likely-than-not that the entity will be required to sell prior to recovery. In these situations, the portion of the total impairment that is related to the credit loss would be recognized as a charge against operations, and the remaining portion would be included in other comprehensive income. The guidance also increases the frequency of and expands already required disclosures about the other-than-temporary impairment of debt and equity securities. This guidance is effective for fiscal years ending after June 15, 2009.
As of the beginning of the period of adoption of this guidance, entities are required to recognize a cumulative-effect adjustment to reclassify the non-credit component of a previously recognized other-than-temporary impairment loss from beginning retained earnings to beginning accumulated other comprehensive income if the entity does not intend to sell the security and it is not more-likely-than-not that the entity will be required to sell the security before recovery.

99.2-10

The Group adopted this guidance as of January 1, 2009. As the Group did not hold any debt securities at January 1, 2009 that were the subject of previous other than temporary impairment charges which were non-credit in nature, the adoption of this guidance did not result in the recognition of a cumulative-effect adjustment. Adoption of this guidance did not have a material impact to the Group’s results of operations, financial condition, or liquidity.
In April 2009, the FASB issued guidance which addresses the factors that determine whether there has been a significant decrease in the volume and level of activity for an asset or liability when compared to the normal market activity. This guidance provides that if it has been determined that the volume and level of activity has significantly decreased and that transactions are not orderly, further analysis is required and significant adjustments to the quoted prices or transactions might be needed. The guidance is effective for interim and annual reporting periods ending after June 15, 2009. Adoption did not have a material impact on the Group’s results of operations, financial condition, or liquidity.
In May 2009, the FASB issued guidance which establishes the standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Group adopted this standard, which did not have a material impact on the Group’s consolidated financial statements.
In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification as the source of authoritative GAAP for nongovernmental entities. The Codification will supersede all existing non-SEC accounting and reporting standards. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As the Codification did not change existing GAAP, the guidance did not have an impact on the Group’s financial condition or results of operations but did change the way the Group refers to GAAP accounting standards.
In August 2009, the FASB issued guidance related to fair value measurements and disclosures for liabilities, which amends earlier guidance related to fair value measurements and disclosures. The new guidance provides clarification in circumstances where a quoted price in an active market for an identical liability is not available, and a reporting entity is required to measure fair value using one or more valuation techniques. In addition, the new guidance also addresses practical difficulties where fair value measurements based on the price that would be paid to transfer a liability to a new obligor and contractual or legal requirements that prevent such transfers from taking place. The Group adopted the new standard which became effective for the annual reporting period ended December 31, 2009. The adoption of the new standard did not have a material impact on the Group’s consolidated financial statements.
In December 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-16, Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets. This guidance: (i) eliminates the concept of a qualifying “special-purpose entity”; (ii) alters the requirements for transferring assets off of the reporting company’s balance sheet; (iii) requires additional disclosure about a transferor’s involvement in transferred assets; and (iv) eliminates special treatment of guaranteed mortgage securitizations. The adoption of this guidance, which was effective for fiscal years beginning after November 15, 2009, did not impact the Group’s financial condition or results of operations.
In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This guidance requires the reporting entity to perform a qualitative analysis that results in a variable interest entity (“VIE”) being consolidated if the reporting entity: (i) has the power to direct activities of the VIE that significantly impact the VIE’s financial performance; and (ii) has an obligation to absorb losses or receive benefits that may be significant to the VIE. This guidance also requires enhanced disclosures, including disclosure of significant judgments and assumptions as to whether a VIE must be consolidated, and how involvement with a VIE affects the company’s financial statements. The adoption of this guidance, which was effective for fiscal years beginning after November 15, 2009, did not impact the Group’s financial condition or results of operations.
In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820 — Improving Disclosures about Fair Value Measurements. This guidance requires: (i) separate disclosure of significant transfers between Level 1 and Level 2 of the fair value hierarchy and reasons for the transfers; (ii) disclosure, on a gross basis, of purchases, sales, issuances, and net settlements within Level 3 of the fair value hierarchy; (iii) disclosures by class of assets and liabilities; and (iv) a description of the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for reporting periods beginning after December 15, 2009, except for the Level 3 disclosure requirements, which will be effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Group has included the disclosures required by this guidance in their notes to the consolidated financial statements, where appropriate.

99.2-11

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance expands the disclosure requirements related to the credit quality of financing receivables and their allowance for credit losses. The majority of these requirements do not apply to the Group’s operations as we generally issue insurance policies that are effective for one year, and this guidance excludes accounts receivable that arise from the sale of goods or services with a contractual maturity of one year or less or receivables reported at fair value or the lower of cost or fair value. This guidance is effective for interim and annual periods ending on or after December 15, 2010.
Pronouncements to be effective in the future
In October 2010, the FASB issued ASU 2010-26, Financial Services-Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. This guidance requires that only costs that are incremental or directly related to the successful acquisition of new or renewal insurance contracts are to be capitalized as a deferred acquisition cost. This would include, among other items, sales commissions paid to agents, premium taxes, and the portion of employee salaries and benefits directly related to time spent on acquired contracts. This guidance is effective, either with a prospective or retrospective application, for interim and annual periods beginning after December 15, 2011, with early adoption permitted. Although the Group is currently evaluating the impact of this guidance, we anticipate that a significant portion of our deferred policy acquisition costs balance may be eliminated under the newly issued guidance, resulting in a reduction to GAAP equity. Deferred policy acquisition cost totaled $18.2 million as of December 31, 2010.
In December 2010, the FASB issued ASU 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This guidance modifies Step 1 of the goodwill impairment test, which assesses whether the carrying amount of a reporting unit exceeds its fair value, for reporting units with zero or negative carrying amounts. It requires that an entity perform Step 2 of the goodwill impairment test, which determines if goodwill has been impaired and measures the amount of impairment, if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider the qualitative factors within existing guidance that would require goodwill of a reporting unit to be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This guidance is effective for interim and annual periods beginning after December 15, 2010. The adoption of this guidance is not expected to impact the Group’s financial condition or results of operations.
In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805:) Disclosure of Supplementary Pro Forma Information for Business Combinations. This guidance relates to disclosure of pro forma information for business combinations that have occurred in the current reporting period. It requires that an entity presenting comparative financial statements include revenue and earnings of the combined entity as though the combination had occurred as of the beginning of the comparable prior annual period only. This guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, and therefore, the adoption of this guidance and its corresponding impact will only need to be assessed to the extent that we engage in any future business combinations.

99.2-12

(2) INVESTMENTS
Net investment income, net realized investment gains (losses), and change in unrealized gains (losses) on investment securities are as follows.
Net investment income and net realized investment gains (losses):

	2010	2009	2008
Investment income:
Fixed income securities	$15,809	$15,949	$14,871
Equity securities	250	283	351
Cash and equivalents	140	86	369
Other	—	73	104

Gross investment income	16,199	16,391	15,695
Less investment expenses	2,321	2,193	1,759

Net investment income	13,878	14,198	13,936

Net realized gains (losses):
Fixed income securities	1,638	(293)	(3,832)
Equity securities, net	254	395	(1,740)
Mark-to-market valuation for interest rate swaps	(106)	519	(1,500)

Net realized investment gains (losses)	1,786	621	(7,072)

Net investment income and net realized investment gains	$15,664	$14,819	$6,864

Investment expenses include salaries, advisory fees and other miscellaneous expenses attributable to the maintenance of investment activities.
The changes in net unrealized gains (losses) of securities are as follows:

	2010	2009	2008
Fixed-income securities	$4,241	$13,817	$752
Equity securities	511	997	(4,459)

	$4,752	$14,814	$(3,707)

99.2-13

The cost and estimated fair value of available-for-sale fixed-income and equity investment securities at December 31, 2010 and 2009 are shown below.

		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
	Cost (1)	Gains	Losses	Value
2010
Fixed-income securities, available for sale:
U.S. government and government agencies	$14,712	682	—	15,394
Obligations of states and political subdivisions	119,399	5,518	277	124,640
Corporate securities	175,664	11,253	449	186,468
Agency mortgage-backed securities	50,232	3,348	135	53,445
Non-agency mortgage-backed securities	611	226	—	837
Asset-backed securities	15,442	918	14	16,346

Total fixed maturities	376,060	21,945	875	397,130

Equity securities:
At estimated market value	8,212	2,484	5	10,691

Total	$384,272	24,429	880	407,821

		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
	Cost (1)	Gains	Losses	Value
2009
Fixed-income securities, available for sale:
U.S. government and government agencies	$13,773	395	21	14,147

Obligations of states and political subdivisions	136,706	6,743	156	143,293
Corporate securities	124,135	6,380	292	130,223
Agency mortgage-backed securities	55,091	2,814	31	57,874
Non-agency mortgage-backed securities	843	132	3	972
Asset-backed securities	18,087	876	8	18,955

Total fixed maturities	348,635	17,340	511	365,464

Equity securities:
At estimated market value	7,516	2,001	33	9,484

Total	$356,151	19,341	544	374,948

(1)	Original cost of equity and fixed income securities adjusted for other-than-temporary impairment write-downs and amortization of premium and accretion of discount.

99.2-14

The following table shows the Group’s corporate fixed income securities and equity holdings by industry sector:

	December 31, 2010		December 31, 2009
	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Corporate

Fixed income securities
Financial	$50,089	$52,165	$29,612	$31,537
Retail specialty	47,512	50,919	42,211	43,897
Energy	40,140	43,452	30,685	32,317
Pharmaceutical	19,550	20,550	9,367	9,744
Information technology	18,373	19,382	12,260	12,728

Total	$175,664	$186,468	$124,135	$130,223

Equity securities
Financial	$1,156	$1,451	$1,293	$1,505
Retail specialty	4,742	6,022	3,488	4,216
Energy	163	263	407	636
Pharmaceutical	768	1,085	1,333	1,764
Information technology	1,383	1,870	995	1,363

Total	$8,212	$10,691	$7,516	$9,484

The estimated market value and unrealized loss for securities in a temporary unrealized loss position as of December 31, 2010 are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In Thousands)
U.S. government and government agencies	$—	$—	$—	$—	$—	$—
Obligations of states and political subdivisions	9,726	277	—	—	9,726	277
Corporate securities	23,163	449	—	—	23,163	449
Agency mortgage-backed securities	6,102	135			6,102	135
Non-agency mortgage-backed securities	—	—	—	—	—	—
Asset-backed securities	1,484	14	—	—	1,484	14

Total fixed maturities	40,475	875	—	—	40,475	875
Total equity securities	181	5	—	—	181	5

Total securities in a temporary unrealized loss position	$40,656	$880	$—	$—	$40,656	$880

Fixed maturity investments with unrealized losses for less than twelve months are primarily due to changes in the interest rate environment. At December 31, 2010, the Group had no fixed maturity securities with unrealized losses for more than twelve months.
There are two common stock securities that are in an unrealized loss position at December 31, 2010. Both of these securities have been in an unrealized loss position for less than one month. The Group does not believe these declines are other than temporary as a result of reviewing the circumstances of each such security in an unrealized loss position. The Group currently has the ability and intent to hold these securities until recovery.

99.2-15

The estimated market value and unrealized loss for securities in a temporary unrealized loss position as of December 31, 2009 are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In Thousands)
U.S. government and government agencies	$2,406	$21	$—	$—	$2,406	$21
Obligations of states and political subdivisions	1,889	61	1,478	95	3,367	156
Corporate securities	18,561	256	460	36	19,021	292
Agency mortgage-backed securities	2,165	31			2,165	31
Non-agency mortgage-backed securities	—	—	256	3	256	3
Asset-backed securities	768	8	—	—	768	8

Total fixed maturities	25,789	377	2,194	134	27,983	511
Total equity securities	349	25	388	8	737	33

Total securities in a temporary unrealized loss position	$26,138	$402	$2,582	$142	$28,720	$544

Fixed maturity investments with unrealized losses for less than twelve months are primarily due to changes in the interest rate environment. At December 31, 2009 the Group has 3 fixed maturity securities with unrealized losses for more than twelve months. Of the 3 securities with unrealized losses for more than twelve months, all of them have fair values of no less than 92% of book value.
There are 4 common stock securities that are in an unrealized loss position at December 31, 2009. All of these securities have been in an unrealized loss position for less than 6 months. There is one preferred stock security that has been in an unrealized loss position for more than twelve months.
The amortized cost and estimated fair value of fixed-income securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$6,814	6,899
Due after one year through five years	133,389	138,707
Due after five years through ten years	159,461	170,450
Due after ten years	10,111	10,446

	309,775	326,502

Mortgage-backed securities:
Agency mortgage-backed securities	50,232	53,445
Non-agency mortgage-backed securities	611	837
Asset-backed securities	15,442	16,346

Total mortgage-backed securities	66,285	70,628

	$376,060	397,130

99.2-16

The gross realized gains and losses on investment securities are as follows:

	2010	2009	2008
Gross realized gains:
Gains on sale of securities	$2,144	$1,267	$1,698
Mark-to-market for interest rate swaps	—	519	—

Total	2,144	1,786	1,698

Gross realized losses:
Losses on sale of securities	137	358	1,066
Other than temporary impairment write-downs	115	807	6,204
Mark-to-market for interest rate swaps	106	—	1,500

Total	358	1,165	8,770

Net realized gain (loss)	$1,786	$621	$(7,072)

In 2010, the Group recorded a pre-tax charge to earnings of $115 for write-downs of other-than-temporarily impaired securities, of which $89 related to two fixed income securities and $26 related to one equity security. The write-downs of fixed income securities were attributable to credit issues, and accordingly recognized as realized investment losses in the consolidated statement of earnings. The equity security impairment related to a common stock security, which demonstrated weakening fundamentals in its business.
The Group has no material amount of non-credit other-than-temporary impairment loss carried in Other Comprehensive Income at December 31, 2010.
In 2009, the Group recorded a pre-tax charge to earnings of $0.8 million for write-downs of other-than-temporarily impaired securities, of which $0.4 million related to fixed income securities, and $0.4 million related to equity securities. The fixed income security impairments related to one residential mortgage-backed security ($0.3 million) which experienced increased delinquency and default rates, as well as two asset-backed securities whose underlying collateral deteriorated. All write-downs of fixed income securities were attributable to credit issues, and accordingly recognized as realized investment losses in the consolidated statement of earnings. The equity security impairments related to thirteen common stock securities and two preferred stock securities, which demonstrated weakening fundamentals in their businesses.
During the second half of 2008, there were significant disruptions to the financial and equity markets. This resulted from, in part, failures of financial institutions on an unprecedented scale, and caused a significant reduction in liquidity and trading flows in the credit markets in addition to a dramatic widening in credit spreads. Such impacts affected the valuations of both the fixed income and equity securities held by the Group, and resulted in pre-tax charge to earnings of $6.2 million for write-downs of other-than-temporarily impaired securities. Of the $6.2 million in 2008 impairments, $3.9 million related to 11 fixed-income securities, and $2.3 million related to 33 equity securities. The fixed income security impairments related to one residential mortgage-backed security ($0.5 million) which experienced increased delinquency and default rates, four asset-backed securities ($0.8 million) whose underlying collateral deteriorated, and six corporate bonds ($2.6 million) whose issuers were a experiencing deteriorating financial condition. The equity security impairments related to twenty-nine common stock securities and four preferred stock securities, which demonstrated weakening fundamentals in their businesses.

99.2-17

A roll-forward of the amount related to credit losses for fixed income securities recognized in earnings is presented in the following table:

	January 1	April 1
	to	to
	December 31	December 31
	2010	2009

Beginning balance of cumulative credit loss for securities held	$3,732	$5,625
Additional credit loss for securities previously other-than-temorarily impaired	7	67
Credit loss for securities not previously other-than-temorarily impaired	82	—
Reduction in credit loss for securities disposed or collected	(1,244)	(1,960)
Reduction in credit loss for securities other-than-temporarily impaired which were intended to be or were required of necessity to be sold	—	—
Change in credit loss due to accretion of increase in cash flows for securities previously other-than-temporarily impaired	—	—

Ending balance December 31	$2,577	$3,732

Proceeds from sales of securities were $23,552, $16,755, and $7,740 in 2010, 2009, and 2008, respectively.
Accumulated other comprehensive income was net of deferred income taxes of $7,984 and $6,390 applicable to net unrealized investment gains at December 31, 2010 and 2009, respectively.
The amortized cost of invested securities on deposit with regulatory authorities at December 31, 2010 and 2009 was $4,958 and $4,819, respectively.
(3) DEFERRED POLICY ACQUISITION COSTS
Changes in deferred policy acquisition costs are as follows:

	2010	2009	2008

Balance, January 1	$18,876	20,193	20,528
Acquisition costs deferred	36,407	37,488	41,349
Amortization charged to earnings	(37,091)	(38,805)	(41,684)

Balance, December 31	$18,192	18,876	20,193

99.2-18

(4) PROPERTY AND EQUIPMENT
Property and equipment was as follows:

	2010	2009
Property and equipment:
Land	$2,566	$2,566
Buildings and improvements	12,696	12,761
Furniture, fixtures, and equipment	23,607	23,320

	38,869	38,647
Accumulated depreciation	(18,553)	(17,131)

	$20,316	$21,516

In 2009, the Group constructed a new 41,000 square foot building for its office in Rocklin, California at a cost of $5,110. This office space replaced 25,000 square feet the Group previously leased in Rocklin for its west coast operations.
(5) LIABILITIES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES
Activity in the liabilities for losses and loss adjustment expenses is summarized as follows:

	2010	2009	2008
Balance at January 1	$311,348	$304,000	$274,399
Less reinsurance recoverable on unpaid losses and loss expenses	(80,324)	(86,038)	(82,382)

Net balance, January 1	231,024	217,962	192,017
Incurred related to:
Current year	86,172	86,046	89,088
Prior years	(2,435)	96	6,131

Total incurred	83,737	86,142	95,219

Paid related to:
Current year	30,354	25,328	24,521
Prior years	52,429	47,752	44,753

Total paid	82,783	73,080	69,274

Net balance, December 31	231,978	231,024	217,962
Plus reinsurance recoverable on unpaid losses and loss expenses	72,663	80,324	86,038

Balance at December 31	$304,641	$311,348	$304,000

The balance at December 31, 2010, 2009, and 2008 is recorded net of reserves for salvage and subrogation in the amounts of $9,187, $8,561 and $7,629, respectively.
As a result of changes in estimates of insured events in prior years, the liabilities for losses and loss adjustment expenses decreased by $2.4 million in 2010 and increased by $0.1 million and $6.1 million in 2009, and 2008, respectively.

99.2-19

The following table presents the (increase) decrease in the liability for unpaid losses and loss adjustment expenses attributable to insured events of prior years incurred in the year ended December 31, 2010 by line of business:

		Loss events of indicated prior years
					2006
	Total	2009	2008	2007	and Prior
	(In Thousands)

Commercial multi-peril	$(2,034)	$1,566	$603	$436	$(4,639)
Commercial automobile	8,179	3,905	3,364	816	94
Other liability	239	(111)	(175)	208	317
Workers’ compensation	183	466	88	(241)	(130)
Homeowners	(1,470)	(576)	221	(30)	(1,085)
Personal automobile	(632)	(372)	(154)	(100)	(6)
Other lines	(2,030)	(936)	(458)	(360)	(276)

Net 2010 favorable (unfavorable) prior year development	$2,435	$3,942	$3,489	$729	$(5,725)

The following table presents, by line of business, the change in the liability for unpaid losses and loss adjustment expenses incurred in the years ended December 31, 2010, 2009 and 2008, for insured events of prior years.
Prior year favorable (unfavorable) development, by line of business, reported in:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands)

Commercial multi-peril	$(2,034)	$(5,331)	$(9,220)
Commercial automobile	8,179	4,221	3,041
Other liability	239	1,310	869
Workers’ compensation	183	9	413
Homeowners	(1,470)	559	(1,093)
Personal automobile	(632)	(214)	(98)
Other lines	(2,030)	(650)	(43)

Net favorable (unfavorable) prior year development	$2,435	$(96)	$(6,131)

The Group evaluates their estimated ultimate liability by line of business on a quarterly basis. The establishment of loss and loss adjustment expense reserves is an inherently uncertain process and reserve uncertainty stems from a variety of sources. Court decisions, regulatory changes and economic conditions, among other factors, can affect the ultimate cost of claims that occurred in the past as well as create uncertainties regarding future loss cost trends. Similarly, actual experience, including the number of claims and the severity of claims, to the extent it varies from data previously used or projected, will be used to update the projected ultimate liability for losses, by accident year and line of business. Changes in estimates, or differences between estimates and amounts ultimately paid, are reflected in the operating results of the period during which such changes are made.
A discussion of factors contributing to an (increase) decrease in the liability for unpaid losses and loss adjustment expenses (as shown in the chart immediately above) for the Group’s major lines, representing 91% of net loss and loss adjustment reserves at December 31, 2010, follows:
Commercial multi-peril
With $182.5 million, $179.8 million, and $163.0 million of recorded reserves, net of reinsurance, at December 31, 2010, 2009 and 2008, respectively, commercial multi-peril is the line of business that carries the largest net loss and loss adjustment expense reserves, representing 79%, 78%, and 75%, respectively, of the Group’s total carried net loss and loss adjustment expense reserves at December 31, 2010, 2009, and 2008.

99.2-20

The commercial multi-peril line of business experienced adverse prior year development of $2.0 million in 2010, $5.3 million in 2009, and $9.2 million in 2008. The majority of this development relates to the west coast contractor liability book of business. Contractor liability claims, particularly construction defect claims, are long-tailed in nature and are reported and develop over a period of ten to twelve years. The reduction in adverse development in 2010 and 2009 reflects a combination of reduced levels of adverse development on the west coast commercial multi-peril liability, particularly on the 2002 and prior accident years, favorable development on the west coast of the 2003 and subsequent accident years and improved development on the east coast commercial multi-peril liability.
Commercial automobile
With $20.9 million, $23.3 million, and $23.5 million of recorded reserves, net of reinsurance, at December 31, 2010, 2009, and 2008, respectively, commercial automobile is the Group’s second largest reserved line of business, representing 9% , 10%, and 11%, respectively, of the Group’s total carried net loss and loss adjustment expense reserves at December 31, 2010, 2009, and 2008.
The commercial automobile line of business experienced favorable prior year development of $8.2 million in 2010, $4.2 million in 2009, and $3.0 million in 2008. The majority of this development relates to the west coast commercial automobile liability book of business.
The favorable development on the commercial automobile line of business was due to a reduction in claims frequency for the recent accident years and a lower than expected emergence of losses, particularly on the Group’s heavy truck programs. Additionally, in 2010, the favorable development on the 2009 and 2008 accident year was impacted by better than expected case reserve development.
Workers’ compensation
With $8.5 million, $8.3 million, and $7.6 million of recorded reserves, net of reinsurance, at December 31, 2010, 2009, and 2008, respectively, workers’ compensation represents 4% , 4%, and 3%, respectively, of the Group’s total carried net loss and loss adjustment expense reserves at December 31, 2010, 2009 and 2008. A portion of this business is assumed from the National Involuntary Pool managed by the National Council on Compensation Insurance (NCCI).
Workers’ compensation reserves developed favorably in 2010 by $0.2 million, in 2009 by $0.0 million, and in 2008 by $0.4 million, respectively Workers’ compensation losses are impacted heavily by medical cost increases which have been significant recently.
All Other lines
The remaining lines of business collectively contributed approximately $3.9 million in adverse development in 2010, $1.0 million in favorable development in 2009 and adverse development of $0.4 million in 2008.. The adverse development in 2010 was mainly due to the $2.2 million in adverse development on Surety which reflects increased claim activity related to the economic downturn. There also was $1.5 million in adverse development on Homeowners, primarily on the 2005 accident year reflecting emergence of losses related to residential underground oil tanks. At December 31, 2010, Surety recorded reserves, net of reinsurance, totaled $6.0 million or 3% of net loss and loss adjustment reserves and Homeowners recorded reserves, net of reinsurance, totaled $7.3 million or 3% of net loss and loss adjustment reserves.
At December 31, 2010 the Group’s recorded reserves, net of reinsurance, totaled $232.0 million and were $17.0 million or 8% above the actuarially derived estimate. At December 31, 2009, the Group’s recorded reserves, net of reinsurance, totaled $231.0 million and were $26.3 million or 13% above the actuarially derived estimate. The Group’s management holds the additional reserves above the actuarially derived estimate to cover the potential for adverse development. These additional reserves primarily relate to west coast commercial multi-peril liability. The $9.3 million reduction in margin between management’s selection and the actuary’s selection includes a $3.0 million reduction in the margin on west coast commercial multi-peril liability reserves.

99.2-21

(6) REINSURANCE
The Group has geographic exposure to catastrophe losses in its operating territories. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosion, severe weather, and fire. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas. However, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. The Group generally seeks to reduce its exposure to catastrophe through individual risk selection and the purchase of catastrophe reinsurance.
In the ordinary course of business, the Group seeks to limit its exposure to loss on individual claims and from the effects of catastrophes by entering into reinsurance contracts with other insurance companies. Reinsurance is ceded on excess of loss and pro-rata bases with the Group’s retention not exceeding $1.0 million in 2010 and 2009 and $850 thousand in 2008, per occurrence. Insurance ceded by the Group does not relieve it of its primary liability as the originating insurer.
In conjunction with the renewal of the reinsurance program in 2009, and 2008, the prior year reinsurance treaties were terminated on a run-off basis, which requires that for policies in force as of the prior year end, these reinsurance agreements continue to cover losses occurring on these policies in the future. Therefore, the Group will continue to remit premiums to and collect reinsurance recoverables from these syndicates of reinsurers as the underlying business runs off.
Prior to 2007, some of the Group’s reinsurance treaties (primarily FPIC treaties) included provisions that establish minimum and maximum cessions and allow limited participation in the profit of the ceded business. Generally, the Group shares on a limited basis in the profitability through contingent ceding commissions. Exposure to the loss experience is contractually defined at minimum and maximum levels, and the terms of such contracts are fixed at inception. Since estimating the emergence of claims to the applicable reinsurance layers is subject to significant uncertainty, the net amounts that will ultimately be realized may vary significantly from the estimated amounts presented in the Group’s results of operations. Other underwriting expenses include contingent ceding commission benefit of $1.4 million, $0.6 million and $1.6 million in 2010, 2009 and 2008 respectively, reflecting favorable ceded loss development in these treaties.
During the fourth quarter of 2008, the Group commuted all reinsurance agreements with St. Paul Fire and Marine Insurance Company. These reinsurance agreements included participation in the property quota share and casualty excess of loss treaties. As a result of the commutation the Group received a cash payment of $2.5 million, and recorded a pre-tax net gain on commutation of $0.9 million.

99.2-22

The effect of reinsurance on premiums written and earned and losses incurred is as follows:

	2010	2009	2008
Premiums written:
Direct	$148,509	$153,045	$165,377
Assumed	367	801	1,058
Ceded	(16,180)	(16,016)	(19,083)

Net premiums written	$132,696	$137,830	$147,352

Premiums earned:
Direct	$151,233	$156,735	$172,817
Assumed	452	918	1,233
Ceded	(15,721)	(17,240)	(21,473)

Net premiums earned	$135,964	$140,413	$152,577

Losses and loss expenses incurred
Direct	$89,330	$96,590	$110,150
Assumed	(269)	31	1,043
Ceded	(5,324)	(10,479)	(15,974)

Net losses and loss expenses incurred	$83,737	$86,142	$95,219

The effect of reinsurance on unearned premiums as of December 31, 2010 and 2009 is as follows:

	2010	2009
Unearned Premiums:
Direct	$73,634	$76,358
Assumed	159	243

Gross	$73,793	$76,601

The effect of reinsurance on the liability for losses and loss adjustment expenses is as follows:

	2010	2009
Liability:
Direct	$300,431	$306,173
Assumed	4,210	5,175

Gross	$304,641	$311,348

The Group performs credit reviews of its reinsurers, focusing on financial stability. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Group is exposed to the risk of continued liability for such losses.
(7) RETIREMENT PLANS AND DEFERRED COMPENSATION PLAN
The Group maintains a 401(k) qualified retirement savings plan covering substantially all employees. Benefits are based on an employee’s annual compensation, with new employees participating after a six-month waiting period. The Group matches a percentage of each employees’ pre-tax contribution and also contributes an amount equal to 2% of each employee’s annual compensation. Deferral amounts in excess of the qualified plan limitations, as well as Group contributions on such compensation, are funded into nonqualified plans benefiting affected individuals. The cost for these benefits was $591, $628 and $628 for 2010, 2009 and 2008, respectively. In addition, the Group may make a discretionary contribution each year, based on Group profitability, to both the qualified 401(k) plan, and, where applicable, to the nonqualified plans. The cost for this portion of the retirement plan was $0, $0 and $492 for 2010, 2009 and 2008, respectively.

99.2-23

The Group has an unfunded noncontributory defined benefit plan for its directors. The plan provides for monthly payments for life upon retirement, with a minimum payment period of ten years. The net periodic benefit cost for this plan amounted to $114, $135, and $118 for 2010, 2009, and 2008 respectively. Assumptions used in estimating the projected benefit obligation of the plan are the discount rate (4.96% in 2010 and 5.65% in 2009) and retirement age (65). Benefit payments for the plan were $62, $43, and $34 in 2010, 2009 and 2008, respectively. Costs accrued under this plan amounted to $1,547 and $1,433 at December 31, 2010 and 2009, respectively. In 2009, in order to conform with tax requirements, the plan paid out a settlement of a portion of the benefit, which amounted to $54.
The Group also maintains nonqualified deferred compensation plans for its directors and officers. Under the plans, participants may elect to defer receipt of all or a portion of their fees or salary or bonus amounts, but without any match by the Group. Amounts deferred by directors and officers, together with accumulated earnings, are distributed either as a lump sum or in installments over a period of not greater than ten years. Deferred compensation, including accumulated earnings, amounted to $2,005 and $1,764 at December 31, 2010 and 2009, respectively.
The Group has purchased Company-owned life insurance covering key individuals. The Group’s cost (benefit), net of increases in cash surrender value, for the Company-owned life insurance was $(107), $(113) and $125 for the years ended December 31, 2010, 2009 and 2008, respectively. The cash surrender value of the Company-owned life insurance totaled $2,046 and $1,804 at December 31, 2010 and 2009, respectively, and is included in other assets.
On December 15, 2003, the Group established an Employee Stock Ownership Plan (ESOP) and issued 626,111 shares to the ESOP at a cost of $10 per share. The ESOP signed a promissory note in the amount of $6,261 to purchase the shares, which is due in 10 equal annual installments with interest at 4%. The shares purchased are held in a suspense account for allocation among participating employees as the loan is repaid, and are allocated to participants based on compensation as provided for in the plan. During 2010, 2009 and 2008, 62,611 shares were allocated to employee participants. Compensation expense equal to the fair value of the shares allocated is recognized ratably over the period that the shares are committed to be allocated to the employees. In 2010, 2009 and 2008 the Group recognized compensation expense of $1,161, $1,019 and $1,014, respectively, related to the ESOP. As of December 31, 2010, the cost of the 125,223 shares issued to the ESOP but not yet allocated to its employee participants is classified within equity as unearned ESOP shares.
(8) FEDERAL INCOME TAXES
The tax effect of temporary differences that give rise to the Group’s net deferred tax asset as of December 31 is as follows:

	2010	2009

Net loss reserve discounting	$7,351	$7,320
Net unearned premiums	4,579	4,831
Compensation and benefits	1,491	1,426
Market discount on investments	99	140
Contingent ceding commission payable	4,396	4,229
Impairment of investments	1,152	1,635
Other	887	753

Deferred tax assets	19,955	20,334

Deferred policy acquisition costs	6,185	6,418
Unrealized net gain on investments	7,984	6,390
Depreciation	1,771	1,746
Other	874	839

Deferred tax liabilities	16,814	15,393

Net deferred tax asset	$3,141	$4,941

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Group will realize the benefits of the deferred tax assets at December 31, 2010 and 2009.

99.2-24

Actual income tax expense differed from expected tax expense, computed by applying the United States federal corporate income tax rate of 34% to income before income taxes, as follows:

	2010	2009	2008

Expected tax expense	$7,077	$6,410	$3,532
Tax-exempt interest	(1,289)	(1,484)	(1,545)
Dividends received deduction	(51)	(57)	(71)
Non-deductible ESOP expense	182	134	132
Non-deductible options expense	23	48	68
Graduated tax rate adjustment	71	—	—
Company-owned life insurance	(36)	(38)	43
Merger-related expenses	107	—	—
Other	(4)	18	(3)

Income tax expense	$6,080	$5,031	$2,156

The components of the provision for income taxes are as follows:

	2010	2009	2008

Current	$5,875	$5,168	$3,063
Deferred	205	(137)	(907)

Income tax expense	$6,080	$5,031	$2,156

On January 1, 2007, the Group adopted revised rules on accounting for tax exposure matters. As a result of adoption, the Group recognized a previously unrecognized tax benefit of approximately $0.2 million relating to merger-related expenses for the FPIG acquisition that took place October 1, 2005. The application of the revised rules for this unrecognized tax benefit resulted in a corresponding reduction to goodwill relating to the FPIG acquisition of $0.2 million. The adoption of these rules did not result in any adjustments to beginning retained earnings, nor have a significant effect on operations, financial condition or liquidity. As of December 31, 2010, the Group has no unrecognized tax benefits. The Group’s policy is to account for interest and penalties as a component of other expenses. The Group files income tax returns in the federal jurisdiction and various states.
(9) SEGMENT INFORMATION
The Group markets its products through independent insurance agents, which sell commercial lines of insurance to small to medium-sized businesses and personal lines of insurance to individuals.
The Group manages its business in three segments: commercial lines insurance, personal lines insurance, and investments. The commercial lines insurance and personal lines insurance segments are managed based on underwriting results determined in accordance with U.S. generally accepted accounting principles, and the investment segment is managed based on after-tax investment returns.
Underwriting results for commercial lines and personal lines take into account premiums earned, incurred losses and loss adjustment expenses, and underwriting expenses. The investments segment is evaluated by consideration of net investment income (investment income less investment expenses) and realized gains and losses.
In determining the results of each segment, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes.

99.2-25

Financial data by segment is as follows:

	2010	2009	2008
Revenues:
Net premiums earned:
Commercial lines	$116,874	$120,871	$132,425
Personal lines	19,090	19,542	20,152

Total net premiums earned	135,964	140,413	152,577
Net investment income	13,878	14,198	13,936
Net realized investment gains (losses)	1,786	621	(7,072)
Other	1,930	2,080	2,021

Total revenues	153,558	157,312	161,462

Income before income taxes:
Underwriting income (loss):
Commercial lines	8,307	4,332	4,246
Personal lines	(3,352)	(956)	(1,423)

Total underwriting income	4,955	3,376	2,823
Net investment income	13,878	14,198	13,936
Net realized investment gains (losses)	1,786	621	(7,072)
Other	197	657	703

Income before income taxes	$20,816	$18,852	$10,390

(10) STATUTORY FINANCIAL INFORMATION
A reconciliation of the Group’s statutory net income and surplus to the Group’s net income and stockholders’ equity, under U.S. generally accepted accounting principles, is as follows:

	2010	2009	2008
Net income:
Statutory net income	$17,335	$15,546	$10,991
Deferred policy acquisition costs	(684)	(1,318)	(335)
Deferred federal income taxes	(247)	308	406
Dividends from affiliates	(1,050)	(408)	(3,036)
Net loss at holding companies	(1,739)	(1,398)	(585)
Other	1,121	1,091	793

GAAP net income	$14,736	13,821	8,234

Surplus:
Statutory surplus	$158,829	$145,732
Deferred policy acquisition costs	18,191	18,876
Deferred federal income taxes	(11,790)	(11,003)
Nonadmitted assets	8,402	10,390
Unrealized gain on fixed-income securities	21,070	16,829
Holding companies	(24,762)	(27,467)
Other	7,610	6,851

GAAP stockholders’ equity	$177,550	$160,208

The Group’s insurance companies are required to file statutory financial statements with various state insurance regulatory authorities. Statutory financial statements are prepared in accordance with accounting principles and practices prescribed or permitted by the various states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Furthermore, the NAIC adopted the Codification of Statutory Accounting Principles effective January 1, 2001. The codified principles are intended to provide a comprehensive basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The effects of such do not affect financial statements prepared under U.S. generally accepted accounting principles.

99.2-26

The Group’s insurance companies are required by law to maintain a certain minimum surplus on a statutory basis, and are subject to risk-based capital requirements and to regulations under which payment of a dividend from statutory surplus may be restricted and may require prior approval of regulatory authorities.
All dividends from MIC to MIG require prior notice to the Pennsylvania Insurance Department. All “extraordinary” dividends require advance approval. A dividend is deemed “extraordinary” if, when aggregated with all other dividends paid within the preceding 12 months, the dividend exceeds the greater of (a) statutory net income (excluding realized capital gains) for the preceding calendar year or (b) 10% of statutory surplus as of the preceding December 31. As of December 31, 2010, the amount available for payment of dividends from MIC in 2011, without the prior approval, is approximately $8.2 million.
All dividends from FPIC to FPIG (wholly owned by MIG) require prior notice to the California Department of Insurance. All “extraordinary” dividends require advance approval. A dividend is deemed “extraordinary” if, when aggregated with all other dividends paid within the preceding 12 months, the dividend exceeds the greater of (a) statutory net income for the preceding calendar year or (b) 10% of statutory surplus as of the preceding December 31. As of December 31, 2010, the amount available for payment of dividends from FPIC in 2011, without prior approval, is approximately $7.7 million.
The NAIC has risk-based capital (RBC) requirements that require insurance companies to calculate and report information under a risk-based formula which measures statutory capital and surplus needs based on a regulatory definition of risk in a company’s mix of products and its balance sheet. All of the Group’s insurance subsidiaries have an RBC amount above the authorized control level RBC, as defined by the NAIC.
(11) GOODWILL AND INTANGIBLE ASSETS
Intangible assets consist of the following and are carried in Other Assets:

	2010	2009

Intangible assets subject to amortization	$484	484
Less accumulated amortization	(356)	(309)

Net intangible assets subject to amortization	$128	175

Amortization expense for intangible assets subject to amortization was $47, $114, and $73, in 2010, 2009 and 2008, respectively. Estimated amortization expense for 2010 and future years is as follows:

2011	$47
2012	47
2013	34

Total amortization	$128

The Group carries goodwill on its balance sheet in connection with the acquisitions of FIC and FPIG. There was no change in the carrying amount of goodwill for these acquisitions for the years ended December 31, 2010 and 2009, with $5,416 carried as of each of those dates.
Goodwill was reduced by $209 as a result of the adoption of FIN 48 as of January 1, 2007.

99.2-27

(12) EARNINGS PER SHARE
The computation of basic and diluted earnings per share is as follows:

	Year Ended
	December 31
	2010	2009	2008
Numerator for basic and diluted earnings per share:
Net income	$14,736	$13,821	$8,234

Denominator for basic earnings per share:
Weighted average shares outstanding	6,306	6,212	6,217
Effect of stock incentive plans	160	133	127
Denominator for diluted earnings per share:
Weighted average shares outstanding	6,466	6,345	6,344

Basic earnings per share	$2.34	$2.23	$1.32

Diluted earnings per share	$2.28	$2.18	$1.30

The denominator for diluted earnings per share does not include the effect of outstanding stock options that have an anti-dilutive effect. For the years ended December 31, 2009 and 2008, 40,000 and 115,000 stock options, respectively, were considered to be anti-dilutive and were excluded from the earnings per share calculation.
(13) SHARE-BASED COMPENSATION
The Group adopted the Mercer Insurance Group, Inc. 2004 Stock Incentive Plan (the Plan) on June 16, 2004. Awards under the Plan may be made in the form of incentive stock options, nonqualified stock options, restricted stock or any combination to employees and non-employee Directors. At adoption, the Plan initially limited to 250,000 the number of shares that may be awarded as restricted stock, and to 500,000 the number of shares for which incentive stock options may be granted. The total number of shares initially authorized in the Plan was 876,555 shares, with an annual increase equal to 1% of the shares outstanding at the end of each year. As of December 31, 2010, the Plan’s authorization has been increased under this feature to 1,270,514 shares. The Plan provides that stock options and restricted stock awards may include vesting restrictions and performance criteria at the discretion of the Compensation Committee of the Board of Directors. The term of options may not exceed ten years for incentive stock options, and ten years and one month for nonqualified stock options, and the option exercise price may not be less than fair market value on the date of grant. All grants made under the Plan employ graded vesting over vesting periods of 3 or 5 years for restricted stock, incentive stock options, and nonqualified stock option grants, and include only service conditions. During 2010 and 2009, the Group made no grants of restricted stock, incentive stock options and non-qualified stock options. There were 2,500 stock options and 1,000 shares of restricted stock forfeited in 2008, and in 2009, 10,000 incentive stock options expired unexercised.
In determining the charge to the consolidated statement of earnings for 2010, 2009 and 2008, the fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The significant assumptions utilized in applying the Black-Scholes-Merton option pricing model are the risk-free interest rate, expected term, dividend yield, and expected volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model. The expected term of an option award is based on expected experience of the awards. The dividend yield is determined by dividing the per share-dividend by the grant date stock price. The expected volatility is based on the volatility of the Group’s stock price over a historical period.

99.2-28

Information regarding 2010 stock option activity in the Plan is presented below:

		Weighted Average
	Number of	Exercise Price
	Shares	per Share
Outstanding at December 31, 2009	590,700	$13.26
Granted - 2010	—	—
Exercised - 2010	(51,900)	12.21
Forfeited - 2010	—	—

Outstanding at December 31, 2010	538,800	$13.36

Exercisable at:
December 31, 2010	535,800	$13.29
Weighted-average remaining contractual life		3.4 years
Compensation remaining to be recognized for unvested stock options at December 31, 2010 (millions)		0.01
Weighted-average remaining amortization period		.75 years
Aggregate Intrinsic Value of outstanding options, December 31, 2010 (millions)		$—
Aggregate Intrinsic Value of exercisable options, December 31, 2010 (millions)		$—

Information regarding unvested restricted stock activity in the Plan in 2010 is below:

		Weighted
		Average
		Exercise
	Number of	Price
	Shares	per Share
Unvested restricted stock at December 31, 2009	3,000	$22.18
Granted - 2010	—	—
Vested - 2010	(2,000)	19.84
Forfeited - 2010	—	—

Unvested restricted stock at December 31, 2010	1,000	$26.87

Compensation remaining to be recognized for unvested restricted stock at December 31, 2010 (millions)		0.02
Weighted-average remaining amortization period		.75 years
Information regarding stock option activity in the Plan in 2009 is presented below:

		Weighted
		Average
	Number of	Exercise Price
	Shares	per Share
Outstanding at December 31, 2008	600,700	$13.24
Granted - 2009	—	—
Exercised - 2009	—	—
Forfeited - 2009	(10,000)	12.21

Outstanding at December 31, 2009	590,700	$13.26

Exercisable at:
December 31, 2009	569,700	$13.13
Weighted-average remaining contractual life		4.5 years
Compensation remaining to be recognized for unvested stock options at December 31, 2008 (millions)		$0.1
Weighted-average remaining amortization period		1.0 years
Aggregate Intrinsic Value of outstanding options, December 31, 2009 (millions)		$3.2
Aggregate Intrinsic Value of exercisable options, December 31, 2009 (millions)		$3.1

99.2-29

Information regarding unvested restricted stock activity in the Plan in 2009 is below:

		Weighted
		Average
		Exercise
	Number of	Price
	Shares	per Share
Unvested restricted stock at December 31, 2008	22,792	$5.26
Granted - 2009	0	—

Vested - 2009	(19,792)	14.12
Forfeited - 2009	0	—

Unvested restricted stock at December 31, 2009	3,000	$22.18

Compensation remaining to be recognized for unvested restricted stock at December 31, 2009 (millions)		$0.1
Weighted-average remaining amortization period		1.0 years
Information regarding stock option activity in the Plan in 2008 is presented below:

		Weighted Average
	Number of	Exercise Price
	Shares	per Share
Outstanding at December 31, 2007	603,200	$13.24
Granted - 2008	—	—
Exercised - 2008	—	—
Forfeited - 2008	(2,500)	12.21

Outstanding at December 31, 2008	600,700	$13.24

Exercisable at:
December 31, 2008	545,867	$12.57
Weighted-average remaining contractual life		5.5 years
Compensation remaining to be recognized for unvested stock options at December 31, 2008 (millions)		$0.3
Weighted-average remaining amortization period		1.4 years
Aggregate Intrinsic Value of outstanding options, December 31, 2008 (millions)		$0.2
Aggregate Intrinsic Value of exercisable options, December 31, 2008 (millions)		$0.2

Information regarding unvested restricted stock activity in the Plan in 2008 is below:

		Weighted
		Average
		Exercise
	Number of	Price
	Shares	per Share
Unvested restricted stock at December 31, 2007	44,584	$14.66
Granted - 2008	—	—
Vested - 2008	(20,792)	14.12
Forfeited - 2008	(1,000)	12.21

Unvested restricted stock at December 31, 2008	22,792	$15.26

Compensation remaining to be recognized for unvested restricted stock at December 31, 2008 (millions)		$0.2
Weighted-average remaining amortization period		0.9 years
(14) COMMITMENTS AND CONTINGENCIES
The Group becomes involved with certain claims and legal actions arising in the ordinary course of business operations. Such legal actions involve disputes by policyholders relating to claims payments as well as other litigation. In addition, the Group’s business practices are regularly subject to review by various state insurance regulatory authorities. These reviews may result in changes or clarifications of the Group’s business practices, and may result in fines, penalties or other sanctions. In the opinion of management, while the ultimate outcome of these actions and these regulatory proceedings cannot be determined at this time, they are not expected to result in net liability for amounts material to the financial condition, results of operations, or liquidity, of the Group.

99.2-30

The Group is party to a consolidated lawsuit associated with the Merger Agreement. The lawsuit alleged that Mercer’s board of directors breached their fiduciary duties, that United Fire aided and abetted such breaches of fiduciary duty and that the proxy statement issued in connection with the Merger Agreement contained deficiencies in disclosure of information relating to the merger. The Group and the other defendants vigorously denied the allegations. Under the terms of a memorandum of understanding executed with the plaintiffs the Group expects to settle the lawsuit including the payment of plaintiffs’ counsel fees. Such fees will either be agreed upon by the parties or determined via the Superior Court of New Jersey of Mercer County, Chancery Division, subject to the terms of the memorandum of understanding. The Group carries directors and officers liability insurance that provides a primary liability limit of $5 million, which includes defense costs, subject to a $250 thousand deductible. It is expected that the settlement of plaintiffs’ counsel fees associated with this lawsuit will be within the limits of liability provided by the directors’ and officers’ liability insurance.
As of December 31, 2010, the Group leased equipment and vehicles under various operating leases that have remaining non-cancelable lease terms in excess of one year. A summary of minimum future lease commitments as of December 31, 2010 follows:

Minimum
Requirements
Year ending December 31:
2011	$61
2012	46
2013	33
2014	14

$154

Rental expenses of $74, $414, and $422 were incurred for the years ended December 31, 2010, 2009, and 2008, respectively.
In 2009, the Group constructed a new 41,000 square foot building for its office in Rocklin, California for a total cost of $5,110. This office space replaced 25,000 square feet the Group previously leased in Rocklin for its west coast operations.
The Group’s executives are parties to employment agreements with the Group which include customary provisions for severance and change of control.
(15) RELATED-PARTY TRANSACTIONS
The Group produces a large percentage of its business through one insurance agent, Davis Insurance Agency (Davis), the owner of which is also a Board member of the Group. In 2010, 2009 and 2008, premiums written through Davis totaled 4%, 4% and 4%, respectively, of the Group’s direct written premiums. Commissions paid to Davis were $1,206, $1,203 and $1,115 in 2010, 2009 and 2008, respectively.
Van Rensselaer, Ltd., which is owned by William V.R. Fogler, a director, has provided equities investment management services to the Group since the year 1980. Fees to Van Rensselaer, Ltd. amounted to $79, $79 and $124 in 2010, 2009 and 2008, respectively.
Thomas, Thomas & Hafer of Harrisburg, PA is a law firm the Group uses for claims handling assistance. The brother of the Chief Executive Officer of the Group is a partner of the firm. Fees to Thomas, Thomas & Hafer amounted to $32, $56 and $77 in 2010, 2009 and 2008, respectively.

99.2-31

(16) LINE OF CREDIT
As of December 31, 2010 and 2009, FPIG owed $3,000 under a $7,500 bank line of credit. The line of credit bears interest at the bank’s base rate or an optional rate based on LIBOR. The effective annual interest rate as of December 31, 2010 and 2009 was 3.25% . The line of credit includes covenants to maintain certain financial requirements including, minimum statutory surplus and a requirement that no more than 50% of allowable dividends be distributed from subsidiaries. The Group was in compliance with all covenants as of December 31, 2010 and 2009.
(17) TRUST PREFERRED SECURITIES
The Group had the following Trust Preferred Securities outstanding as of December 31, 2010:

				Maturity
	Issue Date	Amount	Interest Rate	Date
Financial Pacific Statutory Trust I	12/4/2002	$5,155	LIBOR + 4.00%	12/4/2032
Financial Pacific Statutory Trust II	5/15/2003	3,093	LIBOR + 4.10%	5/15/2033
Financial Pacific Statutory Trust III	9/30/2003	7,740	LIBOR + 4.05%	9/30/2033

Total Trust Preferred Securities		15,988
Less: Unamortized issuance costs		(379)

Total		$15,609

FPIG formed three statutory business trusts for the purpose of issuing Floating Rate Capital Securities (Trust preferred securities) and investing the proceeds thereof in Junior Subordinated Debentures of FPIG. FPIG holds $488 of common stock securities issued to capitalize the Trusts. Trust preferred securities totaling $15,500 were issued to the public.
Financial Pacific Statutory Trust I (Trust I) is a Connecticut statutory business trust. The Trust issued 5,000 shares of the Trust preferred securities at a price of $1 per share for $5,000. The Trust purchased $5,155 in Junior Subordinated Debentures from the Group that mature on December 4, 2032. The annual effective rate of interest at December 31, 2010 is 8.74%.
Financial Pacific Statutory Trust II (Trust II) is a Connecticut statutory business trust. The Trust issued 3,000 shares of the Trust preferred securities at a price of $1 per share for $3,000. The Trust purchased $3,093 in Junior Subordinated Debentures from the Group that mature on May 15, 2033. The annual effective rate of interest at December 31, 2010 is 8.9%.
Financial Pacific Statutory Trust III (Trust III) is a Delaware statutory business trust. The Trust issued 7,500 shares of the Trust preferred securities at a price of $1 per share for $7,500. The Trust purchased $7,740 in Junior Subordinated Debentures from the Group that mature on September 30, 2033. The annual effective rate of interest at December 31, 2010 is 8.89%.
The Group has the right, at any time, so long as there are no continuing events of default, to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters; but not beyond the stated maturity of the Junior Subordinated Debentures. To date no interest has been deferred. FPIG entered into three interest rate swap agreements to economically hedge the floating interest rate on the Junior Subordinated Debentures (note 18).
The Trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. The Group has the right to redeem the Junior Subordinated Debentures after December 4, 2007 for Trust I, after May 15, 2008 for Trust II and after September 30, 2008 for Trust III. The Group has not exercised these rights as of December 31, 2010.

99.2-32

(18) INTEREST RATE SWAP AGREEMENT FOR VARIABLE-RATE DEBT
The Group had the following interest rate swaps outstanding as of December 31, 2010:

		Notional		Counterparty	Maturity
	Effective Date	Amount	Counterparty Pays	Receives	Date

Union Bank of California (Trust I)	12/4/2007	$5,000	3 Month LIBOR	4.7400% fixed	12/4/2012
Union Bank of California (Trust II)	5/15/2008	$3,000	3 Month LIBOR	4.8000% fixed	5/15/2013
Union Bank of California (Trust III)	9/30/2008	$7,500	3 Month LIBOR	4.8400% fixed	9/30/2013
The Group has interest-rate related hedging instruments to manage its exposure on its debt instruments. The type of hedging instruments utilized by the Group are interest rate swap agreements (swaps). Interest differentials to be paid or received because of swap agreements are reflected as interest expense in the consolidated statement of earnings, and changes in the fair value of the swap over the swap period and are recorded as realized gains or losses. By using hedging financial instruments to hedge exposures to changes in interest rates, the Group exposes itself to market risk. The estimated fair value of the interest rate swaps is based on the valuation received from the financial institution counterparty.
Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. Credit risk is the potential failure of the counterparty to perform under the terms of the contract. When the fair value of a contract is positive, the counterparty owes the Group, which creates credit risk for the Group. When the fair value of a contract is negative, the Group owes the counterparty and, therefore, it does not possess credit risk. The Group minimizes the credit risk in hedging instruments by entering into transactions with high-quality counterparties whose credit rating is higher than Aa.
The Group is party to interest rate swap agreements to hedge the floating interest rate on the Junior Subordinated Debentures purchased by Trust I, Trust II and Trust III. The variable-rate debt obligations expose the Group to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of its interest payments. To meet this objective, management enters into swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed-rate cash flows. Under the terms of the interest rate swaps, the Group makes fixed interest rate payments and receives variable interest rate payments, thereby creating the equivalent of fixed-rate debt.
As of December 31, 2010 and 2009 the Group was party to interest-rate swap agreements with an aggregate notional principal amount of $15,500. For the year ended December 31, 2010 and 2009, the Group recognized the change in the estimated fair value of the interest rate swap agreements which is recognized in the consolidated statement of earnings as a realized gain or (loss) of $(106) and $519, respectively. The estimated fair value of the interest-rate swap was a liability of $1,466 and $1,360 as of December 31, 2010 and 2009, respectively.

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A summary of the fair values of interest rate swaps outstanding as of December 31, 2010 and 2009 follows:

	December 31,		December 31,
	2010		2009
	Balance		Balance
	Sheet	Fair Value	Sheet	Fair Value
	Location	liability	Location	liability
Interest rate swaps:

Union Bank of California (Trust I)	Other liabilities	$(404)	Other liabilities	$(417)
Union Bank of California (Trust II)	Other liabilities	(293)	Other liabilities	(274)
Union Bank of California (Trust III)	Other liabilities	(769)	Other liabilities	(669)

Total derivatives		$(1,466)		$(1,360)

A summary of the effect of derivative instruments on the consolidated statements of earnings for the years ended December 31, 2010, 2009, and 2008:

	December 31,		December 31,		December 31,
	2010		2009		2008
	Location
	of gain	Amount of	Location of	Amount of	Location of	Amount of
	(loss)	Gain (Loss)	gain	Gain	(loss)	(Loss)
	in Income	in Income	in Income	in Income	in Income	in Income
Interest rate swaps:

Union Bank of California (Trust I)	Net realized investment gains	$13	Net realized investment gains	$129	Net realized investment losses	$(421)

Union Bank of California (Trust II)	Net realized investment losses	(19)	Net realized investment gains	92	Net realized investment losses	(274)

Union Bank of California (Trust III)	Net realized investment losses	(100)	Net realized investment gains	298	Net realized investment losses	(805)

Total derivatives		$(106)		$519		$(1,500)

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(19) FAIR VALUE OF ASSETS AND LIABILITIES
The Group’s financial assets and financial liabilities measured at fair value are categorized into three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
•
Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical assets that the Group has the ability to access. Since the valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant amount or degree of judgment.

•
Level 2 — Valuations based on quoted prices for similar assets in active markets; quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•	Level 3 — Valuations that are derived from techniques in which one or more of the significant inputs are unobservable, including broker quotes which are non-binding.
The Group uses quoted values and other data provided by a nationally recognized independent pricing service (pricing service) as inputs into its process for determining fair values of its investments. The pricing service covers over 99% of all asset classes, fixed-income and equity securities, domestic and foreign.
The pricing service obtains market quotations and actual transaction prices for securities that have quoted prices in active markets. Fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis. For these securities, the pricing service prepares estimates of fair value measurements for these securities using its proprietary pricing applications which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additionally, the pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.
Relevant market information, relevant credit information, perceived market movements and sector news is used to evaluate each asset class. The market inputs utilized in the pricing evaluation include but are not limited to: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. The extent of the use of each market input depends on the asset class and the market conditions. Depending on the security, the priority of the use of inputs may change or some market inputs may not be relevant. For some securities additional inputs may be necessary.
The pricing service utilized by the Group has indicated that they will only produce an estimate of fair value if there is objectively verifiable information to produce a valuation. If the pricing service discontinues pricing an investment, the Group would be required to produce an estimate of fair value using some of the same methodologies as the pricing service, but would have to make assumptions for market based inputs that are unavailable due to market conditions.
The Group reviews its securities measured at fair value and discusses the proper classification of such investments with industry contacts and others. A review process is performed on prices received from the pricing service. In addition, a review is performed of the pricing service’s processes, practices and inputs, which include any number of financial models, quotes, trades and other market indicators. Pricing of the portfolio is reviewed on a monthly basis and securities with changes in prices exceeding defined tolerances are verified to other sources (e.g. broker, Bloomberg, etc.). Any price challenges resulting from this review are based upon significant supporting documentation which is provided to the pricing service for their review. The Group does not adjust quotes or prices obtained from the pricing service without first going through this process of challenging the price with the pricing service.
The fair value estimates of most fixed maturity investments are based on observable market information rather than market quotes. Accordingly, the estimates of fair value for such fixed maturities, other than U.S. Treasury securities, provided by the pricing service are included in the amount disclosed in Level 2 of the hierarchy. The estimated fair values of U.S. Treasury securities are included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices. The Group determined that Level 2 securities would include corporate bonds, mortgage backed securities, municipal bonds, asset-backed securities, certain U.S. government agencies, non-U.S. government securities, certain short-term securities and investments in mutual funds.

99.2-35

Securities are generally assigned to Level 3 in cases where non-binding broker/dealer quotes are significant inputs to the valuation and there is a lack of transparency as to whether these quotes are based on information that is observable in the marketplace. The Group’s Level 3 securities consist of three holdings totaling $1.5 million, or less than 0.37% of the Group’s total investment portfolio. These three securities were valued primarily through the use of non-binding broker quotes.
Equities that trade on a major exchange are assigned a Level 1. Equities not traded on a major exchange are assigned a Level 2 or 3 based on the criteria and hierarchy described above. Short-term investments such as open ended mutual funds where the fund maintains a constant net asset value of one dollar, money market funds, cash and cash sweep accounts and treasuries bills are classified as Level 1. Level 2 short-term investments include commercial paper and certificates of deposit, for which all inputs are observable.
Included in Level 2, Other Liabilities are interest rate swap agreements which the Group is a party to in order to hedge the floating interest rate on its Trust Preferred Securities, thereby changing the variable rate exposure to a fixed rate exposure for interest on these obligations. The estimated fair value of the interest rate swaps is obtained from the third-party financial institution counterparties.
The tables below present the balances of assets and liabilities measured at fair value on a recurring basis at December 31, 2010 and 2009.

	December 31, 2010
(in thousands)	Total	Level 1	Level 2	Level 3

Fixed-income securities, available for sale:
U.S. government and government agencies	$15,394	$5,740	$9,654	$—
Obligations of states and political subdivisions	124,640	—	124,640	—
Coprorate securities	186,468	—	186,468	—
Agency mortgage-backed securities	53,445	—	53,445	—
Non-agency mortgage-backed securities	837	—	837	—
Asset-backed securities	16,346	—	14,910	1,436

Total fixed income securities, available for sale	$397,130	$5,740	$389,954	$1,436
Equity securities	10,691	10,625	—	66

Total assets	$407,821	$16,365	$389,954	$1,502

Other liabilities	$1,466	$—	$1,466	$—

Total liabilities	$1,466	$—	$1,466	$—

	December 31, 2009
(in thousands)	Total	Level 1	Level 2	Level 3

Fixed-income securities, available for sale:
U.S. government and government agencies	$14,147	$5,596	$8,551	$—
Obligations of states and political subdivisions	143,293	—	143,293	—
Coprorate securities	130,223	—	130,223	—
Agency mortgage-backed securities	57,874	—	57,874	—
Non-agency mortgage-backed securities	972	—	972	—
Asset-backed securities	18,955	—	17,607	1,348

Total fixed income securities, available for sale	$365,464	$5,596	$358,520	$1,348
Equity securities	9,484	9,417	—	67

Total assets	$374,948	$15,013	$358,520	$1,415

Other liabilities	$1,360	$—	$1,360	$—

Total liabilities	$1,360	$—	$1,360	$—

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The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows at December 31, 2010 and 2009:

	For the Year Ended
	December 31, 2010
	Fixed-income
	securities,
	available	Equity
(in thousands)	for sale	securities

Balance, beginning of year	$1,348	$67
Total net (losses) gains included in net income	—	—
Total net gains (losses) included in other comprehensive income	88	(1)
Purchases, sales, issuances and settlements, net	299	—
Transfers out of level 3	(299)	—

Balance, end of year	$1,436	$66

	For the Year Ended
	December 31, 2009
	Fixed-income
	securities,
	available	Equity
(in thousands)	for sale	securities

Balance, beginning of year	$1,767	$46
Total net (losses) gains included in net income	—	—
Total net gains (losses) included in other comprehensive income	53	21
Purchases, sales, issuances and settlements, net	—	—
Transfers out of level 3	(472)	—

Balance, end of year	$1,348	$67

For the year ended December 31, 2010, there were no assets or liabilities measured at fair value on a nonrecurring basis.
(20) ACCUMULATED OTHER COMPREHENSIVE INCOME
The balances of each component of accumulated other comprehensive income at December 31 are as follows:

	December 31,
	2010	2009

Unrealized gain on investments, net of tax	$15,542	$12,406
Defined benefit pension plan, net of tax	(227)	(186)

Balance, end of year	$15,315	$12,220

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(21) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Group accepts various forms of collateral for issuance of its surety bonds including cash, irrevocable letters of credit and certificates of deposit. The Group’s policy is to record in the accompanying consolidated financial statements only those funds received as cash deposits. The off-balance sheet collateral held by the Group consists solely of irrevocable letters of credit totaling $128 and $138 as of December 31, 2010 and 2009, respectively.
(22) QUARTERLY FINANCIAL DATA (unaudited)
The Group’s unaudited quarterly financial information is as follows:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2010	2009	2010	2009	2010	2009	2010	2009
	(Unaudited, in thousands, except per share data)
Net premiums written	$32,000	$31,856	$37,524	$40,326	$31,365	$33,355	$31,807	$32,293
Net premiums earned	34,735	35,582	33,379	34,952	33,714	34,681	34,136	35,198
Net investment income earned	3,506	3,603	3,499	3,625	3,428	3,605	3,445	3,365
Net realized gains (losses)	472	(481)	618	402	486	472	210	228
Net income	3,472	2,891	3,780	3,750	3,866	3,554	3,618	3,626
Other comprehensive income (loss)	686	1,945	3,829	2,928	5,142	7,007	(6,562)	(2,154)
Comprehensive income (loss)	$4,158	$4,836	$7,609	$6,678	$9,008	$10,561	$(2,944)	$1,472
Net income per share
Basic	$0.55	$0.47	$0.60	$0.61	$0.61	$0.57	$0.57	$0.58
Diluted	$0.54	$0.46	$0.59	$0.60	$0.60	$0.56	$0.55	$0.56

99.2-38